Pricing Supplement dated September 30, 2003                      Rule 424(b)(3)
(To Prospectus dated September 26, 2003 and                  File No. 333-72676
Prospectus Supplement dated September 26, 2003)             Cusip No. 88319QF99

                          Textron Financial Corporation
                           Medium-Term Notes, Series E
                     Due 9 Months or More from Date of Issue

                  Textron Financial Canada Funding Corporation
                         Medium-Term Notes, Series E-CAD
                     Due 9 Months or More from Date of Issue

                      Fully and Unconditionally Guaranteed
                                       by
                          Textron Financial Corporation


                                   Fixed Rate



Issuer:  Textron Financial Corporation



--------------------------------------------------------------------------------
Principal Amount: $130,000,000             Interest Rate:  2.69%
Issue Price: 100%                          Original Issue Date:  October 3, 2003
Agent's Discount or Commission: $455,000 Stated Maturity Date: October 3, 2006 Net Proceeds to Issuer: $129,545,000
--------------------------------------------------------------------------------

Interest Payment Dates:
       [ ] March 15 and September 15
       [X] Other:   April 3 and October 3

Regular Record Dates
(if other than the last day of February and August):   March 18 and September 18

Redemption:
       [X] The Notes  cannot be redeemed  prior to the Stated  Maturity  Date.
       [ ] The Notes can be redeemed prior to the Stated Maturity Date.
           Initial Redemption Date:
           Initial Redemption Percentage:            %
           Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:
       [X] The Notes cannot be repaid prior to the Stated Maturity Date.
       [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
           Optional Repayment Date(s):
           Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount:  [ ] Yes       [X] No
     Issue Price: %
         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period OID:

Agent:

     [X] Merrill Lynch, Pierce, Fenner & Smith Incorporated  [ ] First Union Securities, Inc.
     [ ] Banc of America Securities LLC                      [ ] Fleet Securities, Inc.
     [ ] Banc One Capital Markets, Inc.                      [X] J.P. Morgan Securities Inc.
     [ ] Barclays Capital Inc.                               [ ] Salomon Smith Barney Inc.
     [ ] Credit Suisse First Boston Corporation              [ ] UBS Warburg LLC
     [ ] Deutsche Bank Alex. Brown Inc.                      [ ] Other: _______________

Agent acting in the capacity as indicated below:
     [X] Agent      [X]  Principal
     Merrill Lynch acted in the capacity of Principal, JP Morgan acted as Agent.

If as Principal:

     [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

     [X] The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

If as Agent:

          The Notes are being offered at a fixed initial public offering price of 100.00% of the Principal Amount.

Other Provisions:




       Terms are not completed for certain items above because such items are not applicable.